EXHIBIT 99.1

Business Update

December 8, 2004

•	Fourth quarter 2004 revenues are expected to decline approximately 9% to 12% sequentially, versus our prior guidance of down 1% to 5%.

■	The Communications segment is expected to decline more severely than previously expected due to a combination of inventory correction and slow end markets in wireless and access products, particularly in Japan and Europe.

■	The Computer and Storage segment will be down, primarily in storage.

■	Consistent with our prior guidance, we expect the Consumer segment to decline modestly.

■	We now expect Industrial segment revenues to increase, an improvement from prior guidance for flat growth.

•	Total inventories, consisting of inventory at Altera and distributors, will rise to approximately 4.0 months supply on hand, versus prior guidance of 3.3 to 3.7 months. The normal range for total inventories is 3.0 to 4.0 months supply on hand.

•	We continue to see strength in design wins for our New Products within all market segments and across all geographies, and our rollouts of the Stratix® II and Cyclone™ II families are on schedule.

Forward-Looking Statements

This business update contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements are subject to many uncertainties and risks related to the company’s operations and business environment. The risks that the company faces may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. These risks are discussed further in the company’s SEC filings which are available from the company without charge. Forward-looking statements are made as of the date of this update and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.